Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES FIRST QUARTER FISCAL 2011

RESULTS; INTRODUCES SECOND QUARTER 2011 GUIDANCE

ANNOUNCES $31.7 MILLION INCREASE IN STOCK REPURCHASE PROGRAM

FOOTHILL RANCH, CA, May 19, 2011 (BUSINESS WIRE) — The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, announced results for its fiscal first quarter ended April 30, 2011, and introduced guidance for the second quarter of fiscal 2011.

For the first quarter:

•	Net sales for the quarter ended April 30, 2011, were $156.0 million compared to net sales of $137.8 million for the quarter ended May 1, 2010.

•	Consolidated comparable store sales increased 7.0%. Comparable store sales for Wet Seal increased 8.3% and for Arden B decreased 0.1%.

•	Operating income was $13.3 million, or 8.5% of net sales, compared to $10.0 million, or 7.2% of net sales, in the first quarter of fiscal 2010.

•

Prior year first quarter interest expense included a $2.1 million net non-cash charge to write-off unamortized debt discount and deferred financing costs and a $0.7 million conversion inducement charge in connection with conversion of the Company’s remaining Secured Convertible Notes (the “Notes”) and Series C Convertible Preferred Stock (the “Preferred Stock”).

•

Net income was $8.0 million, or $0.08 per diluted share, as compared to $3.1 million, or $0.03 per diluted share, in the prior year quarter. Excluding the impact of the interest charges noted above, net income for the prior year quarter would have been $5.9 million, or $0.06 per diluted share.

•

The Company generated cash flows from operations of $17.5 million during the 13 weeks ended April 30, 2011, and ended the quarter with $183.5 million of cash, cash equivalents and short-term investments, and no long-term debt.

Ms. Susan McGalla, Chief Executive Officer of The Wet Seal, Inc., commented, “We are encouraged by the continued strong performance of our business, which began late last year. For the first quarter, we had our largest comparable store sales increase for any fiscal quarter since 2006 and our highest operating income for any fiscal quarter since 2001. We ended the quarter in April with our fifth month of positive comparable store sales in the last six months, reflecting our efforts to improve merchandise content across all categories in both brands.”

Ms. McGalla continued, “As of quarter-end, inventory per square foot decreased 1.9% versus the prior year quarter, with Wet Seal down 3.0% and Arden B up 5.1%. We believe our inventory levels and content provide opportunity for continued comparable store sales growth into the second quarter.”

Store Openings and Closings

The Company opened five Wet Seal stores and closed one Wet Seal store and closed one Arden B store during the first quarter. At April 30, 2011, the Company operated 536 stores in 47 states and Puerto Rico, including 454 Wet Seal stores and 82 Arden B stores.

Capital Expenditures and Depreciation

During the first quarter, the Company had capital expenditures of $6.0 million, of which $4.9 million was for construction of new stores and remodels of existing stores. Depreciation in the first quarter of fiscal 2011 totaled $4.7 million as compared to $4.0 million in the first quarter of fiscal 2010.

Stock Repurchase Program

Under a $25 million stock repurchase program approved by its Board of Directors in September 2010, during the first quarter the Company repurchased 1,000,000 shares of its Class A common stock for a total cost of $3.7 million. Under this program to date, the Company has repurchased 1,882,300 shares of its Class A common stock for a total cost of $6.7 million.

The Company today announced that its Board of Directors has authorized a $31.7 million increase in the existing stock repurchase program, bringing total repurchase authorization up to $56.7 million. This increases the Company’s remaining capacity under its stock repurchase program to $50 million.

The timing and number of shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time.

Based on the Company’s closing share price on May 17, 2011, the remaining $50 million under the stock repurchase program represents approximately 10.6% of the Company’s total market capitalization. The repurchase program will be funded using existing cash on hand.

Income Taxes

The Company incurred an effective income tax rate of 40% for the quarter, which approximates its expected effective rate for the fiscal year.

In the first quarter of fiscal 2010, the Company’s effective income tax rate was approximately 56%. This rate was driven higher due to $2.8 million in interest charges incurred upon the Note conversions noted above, which were not tax-deductible.

Due to its expected utilization of federal and state net operating loss (“NOL”) carry forwards during fiscal 2011, the Company anticipates cash income taxes for the year will only be approximately 4% of pre-tax income, representing the portion of federal and state alternative minimum taxes that cannot be offset by NOLs. The difference between the effective income tax rate and the anticipated cash income taxes is recorded as a non-cash provision for deferred incomes taxes.

The Company’s current expectations of the federal NOL carry forwards it may use annually are based on calculations made by management. Through these calculations, management determined that, in April 2005 and December 2006, the Company incurred “ownership changes”, as defined in Section 382 of the Internal Revenue Code, that require re-calculation of NOL annual utilization limits. Such ownership changes can result merely from an accumulation of normal market trading activity in the Company’s common stock over time. The NOL annual utilization limits determined upon an ownership change depend on, among other things, the Company’s market capitalization and long-term federal interest rates on the ownership change date. If the Company were to determine it had incurred another ownership change at some time after December 2006, the Company would be required to re-calculate its annual federal NOL utilization limit, which could result in a decrease to NOL carry forwards annually available to offset taxable income and an increase in cash income tax payments.

During the third quarter of fiscal 2010, the Company determined it previously had interpreted federal tax rules incorrectly pertaining to expiration of charitable contribution carry forwards available to offset future taxable income. The Company also identified certain other minor errors in its deferred income taxes. As a result, the Company had overstated its net deferred tax assets and stockholders’ equity by approximately $6.6 million as of the end of fiscal 2009 and the first two quarters of fiscal 2010. The accompanying condensed consolidated balance sheet as of May 1, 2010, reflects correction of this overstatement.

Second Quarter Fiscal 2011 Guidance

Ms. McGalla commented, “Our top priority is to continue to increase sales in our existing store base. To that end, we have several initiatives underway to improve brand positioning and strengthen our understanding and focus on our customers in both divisions. These efforts include a market research study to gain better understanding of the Wet Seal and Arden B customer, a store operations process improvement project, development of computer-based training tools for customer service skills and hiring practices and improved visual presentation of certain key items in our Wet Seal stores. We will incur incremental selling, general and administrative expenses for these projects in the second quarter, which is reflected in our guidance. These efforts will benefit our business in the second half of 2011 and beyond.”

For the second quarter of fiscal 2011, earnings are estimated in the range of $0.01 to $0.02 per diluted share versus $0.02 per diluted share in the prior year second quarter.

The guidance is based on the following major assumptions:

•	Total net sales between $145 million and $147 million versus $131.5 million in the second quarter of fiscal 2010.

•	Comparable store sales increase in the low to mid single digits versus a 4.3% decrease in the prior year second quarter.

•	Eight net new store openings, with 6 net openings at Wet Seal and 2 net openings at Arden B.

•	Gross margin rate between 29.2% and 30.3% of net sales versus 29.2% in the prior year second quarter.

•

SG&A expense of 27.9% of net sales versus 26.4% in the prior year second quarter, with the increase mainly driven by increased stock compensation for stock awards granted upon hire of the Company’s chief executive officer and chief operating officer, increased incentive compensation expense and costs for the customer- and operations-focused initiatives discussed above.

•

Operating income between $1.9 million and $3.6 million versus operating income of $2.6 million in the prior year second quarter. The prior year second quarter included non-cash asset impairment charges of $1.0 million and a benefit for the reversal of accrued incentive compensation of $0.5 million.

•	Net interest income of less than $0.1 million versus net interest income of less than $0.1 million in the prior year second quarter.

•	Provision for income taxes of between $0.8 million and $1.5 million versus $1.0 million in the prior year second quarter.

Conference Call

The Company will host a conference call and question and answer session at 1:30 p.m. Pacific Time today. To participate in the conference call, please dial (888) 211-4461 and provide ID # 9351507. A broadcast of the call will also be available on our website, www.wetsealinc.com. A replay of the call will be available through May 26, 2011. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items for young women. As of April 30, 2011, the Company operated a total of 536 stores in 47 states and Puerto Rico, including 454 Wet Seal stores and 82 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more Company information, visit www.wetsealinc.com.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s financial and store growth guidance for its second quarter of fiscal 2011, its anticipated effective income tax rate for fiscal 2011, or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Exhibit A

The Wet Seal, Inc.

Condensed Consolidated Balance Sheets

(000’s Omitted)

(Unaudited)

	April 30, 2011	January 29, 2011	May 1, 2010
ASSETS
Cash and cash equivalents	$133,074	$125,362	$169,987
Short-term investments	50,455	50,690	—
Merchandise inventories	37,100	33,336	35,080
Other current assets	14,692	14,592	11,664
Deferred taxes	19,649	19,649	19,600

Total current assets	254,970	243,629	236,331
Net equipment and leasehold improvements	91,861	88,720	80,777
Deferred taxes	28,447	33,255	41,337
Other assets	3,031	2,928	2,531

Total assets	$378,309	$368,532	$360,976

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable – merchandise	$21,659	$20,455	$22,111
Accounts payable – other	15,973	11,571	11,593
Income taxes payable	44	60	—
Accrued liabilities	23,252	24,752	24,332
Current portion of deferred rent	3,380	3,338	2,487

Total current liabilities	64,308	60,176	60,523
Deferred rent	31,382	30,900	28,355
Other long-term liabilities	1,732	1,763	1,736

Total liabilities	97,422	92,839	90,614
Total stockholders’ equity	280,887	275,693	270,362

Total liabilities and stockholders’ equity	$378,309	$368,532	$360,976

Exhibit A (continued)

The Wet Seal, Inc.

Condensed Consolidated Statements of Operations

(000’s Omitted, Except Share Data)

(Unaudited)

	13 Weeks Ended
	April 30, 2011	May 1, 2010
Net sales	$156,040	$137,762
Gross margin	53,445	45,123
Selling, general & administrative expenses	39,860	35,064
Asset impairment	259	90

Operating income	13,326	9,969
Interest income (expense), net	29	(2,893)

Income before provision for income taxes	13,355	7,076
Provision for income taxes	5,342	3,934

Net income	$8,013	$3,142

Net income per share, basic	$0.08	$0.03

Net income per share, diluted	$0.08	$0.03

Weighted average shares outstanding, basic	98,916,747	97,255,370

Weighted average shares outstanding, diluted	98,975,965	98,282,637

Calculation of the Company’s earnings per share requires the allocation of net income among common shareholders and participating security holders. The net income available to common shareholders used to calculate basic and diluted earnings per share, respectively, was $7,834 and $7,834 for the 13 weeks ended April 30, 2011, and $3,022 and $3,023 for the 13 weeks ended May 1, 2010.

Exhibit A (continued)

The Wet Seal, Inc.

Condensed Consolidated Statements of Cash Flows

(000’s Omitted)

(Unaudited)

	April 30, 2011	May 1, 2010
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$8,013	$3,142
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,666	3,994
Amortization of premium on investments	235	—
Amortization of discount on secured convertible notes	—	2,083
Amortization of deferred financing costs	26	137
Amortization of stock payment in lieu of rent	15	24
Adjustment of derivatives to fair value	—	(20)
Interest added to principal of secured convertible notes	—	35
Conversion inducement fee	—	700
Asset impairment	259	90
Loss on disposal of equipment and leasehold improvements	18	39
Deferred income taxes	4,808	3,816
Stock-based compensation	900	517
Changes in operating assets and liabilities:
Other receivables	(61)	93
Merchandise inventories	(3,764)	(5,921)
Prepaid expenses and other assets	(65)	(476)
Other non-current assets	(103)	53
Accounts payable and accrued liabilities	2,067	7,212
Income taxes payable	(16)	(47)
Deferred rent	524	(720)
Other long-term liabilities	(33)	(33)

Net cash provided by operating activities	17,489	14,718

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and leasehold improvements	(6,045)	(4,999)

Net cash used in investing activities	(6,045)	(4,999)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	2	203
Conversion inducement fee	—	(700)
Repurchase of common stock	(3,734)	(5,199)
Proceeds from exercise of common stock warrants	—	4,271

Net cash used in financing activities	(3,732)	(1,425)

INCREASE IN CASH AND CASH EQUIVALENTS	7,712	8,294
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	125,362	161,693

CASH AND CASH EQUIVALENTS, END OF PERIOD	$133,074	$169,987

Exhibit B

Segment Reporting (Unaudited)

The Company operates exclusively in the retail apparel industry in which it sells fashionable and contemporary apparel and accessories items, primarily through mall-based chains of retail stores, to female consumers with a young, active lifestyle. The Company has identified two operating segments (“Wet Seal” and “Arden B”) as defined by ASC 280- Segment Reporting. E-commerce operations for Wet Seal and Arden B are included in their respective operating segments. Information for the 13 weeks ended April 30, 2011, and May 1, 2010, for the two reportable segments is set forth below (in thousands, except store counts and sales per square foot):

Thirteen Weeks Ended April 30, 2011	Wet Seal	Arden B	Corporate	Total
Net sales	$131,054	$24,986	n/a	$156,040
% of total sales	84%	16%	n/a	100%
Comparable store sales % increase (decrease)	8.3%	(0.1)%	n/a	7.0%
Operating income (loss)	$18,813	$2,564	$(8,051)	$13,326
Interest income, net	$—	$—	$29	$29
Income (loss) before provision for income taxes	$18,813	$2,564	$(8,022)	$13,355
Depreciation	$3,784	$540	$342	$4,666
Number of stores as of period end	454	82	n/a	536
Sales per square foot	$69	$86	n/a	$71
Square footage as of period end	1,806	254	n/a	2,060

Thirteen Weeks Ended May 1, 2010	Wet Seal	Arden B	Corporate	Total
Net sales	$113,911	$23,851	n/a	$137,762
% of total sales	83%	17%	n/a	100%
Comparable store sales % increase	1.5%	4.8%	n/a	2.0%
Operating income (loss)	$14,329	$3,238	$(7,598)	$9,969
Interest expense, net	$—	$—	$(2,893)	$(2,893)
Income (loss) before provision for income taxes	$14,329	$3,238	$(10,491)	$7,076
Depreciation	$3,367	$372	$255	$3,994
Number of stores as of period end	422	79	n/a	501
Sales per square foot	$65	$88	n/a	$68
Square footage as of period end	1,676	238	n/a	1,914

The “Corporate” column is presented solely to allow for reconciliation of store contribution amounts to consolidated operating income, interest income or expense, net, and income before provision for income taxes. Wet Seal and Arden B segment results include net sales, cost of sales, asset impairment and other direct store and field management expenses, with no allocation of corporate overhead or interest income and expense.

Wet Seal operating segment results for the 13 weeks ended April 30, 2011, and May 1, 2010, include $0.2 million and $0.1 million, respectively, of non-cash asset impairment charges.

Arden B operating segment results for the 13 weeks ended April 30, 2011, include $0.1 million of non-cash asset impairment changes.

Corporate expenses during the 13 weeks ended May 1, 2010, include non-cash interest expense of $2.1 million as a result of accelerated write-off of remaining unamortized debt discount and deferred financing costs upon conversions of Notes and $0.7 million of cash interest expense for a conversion inducement associated with conversions of Notes and Preferred Stock.

Exhibit C

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable Financial Measures

Included within this press release are references to net income and earnings per diluted share before certain charges and benefits, which are measures not in compliance with accounting principles generally accepted in the United States of America, or “non-GAAP financial measures.” The following is a reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures for the 13 weeks ended May 1, 2010 (in millions, except for earnings per diluted share):

	13 Weeks Ended May 1, 2010
	Net Income	Earnings Per Diluted Share
Financial measure before certain credits/charges (non-GAAP)	$5.9	$0.06
Credits/(Charges):
Interest charges upon conversion of Notes	(2.8)	(0.03)

GAAP financial measure	$3.1	$0.03

The complexity and volatility of the accounting and financial reporting for the Company’s Notes has been a major focus of the Company’s management and investors. To help investors better understand the complexity of this accounting, the Company provided significant disclosure in its Annual Report on Form 10-K for the fiscal year ended January 29, 2011. Management occasionally presents certain historic financial information that excludes non-cash charges for the ratable write-off of unamortized debt discounts and deferred financing costs when Notes are converted. For the first quarter of fiscal 2010, management has also presented its financial results excluding a cash payment made to the sole remaining Note holder as a conversion inducement. Given the unique nature of these charges and their volatility, management believes that presenting financial information without these charges helps investors better understand the Company’s current operating performance. Management believes the magnitude of the charges when conversions occur, including the conversion inducement payment made in the first quarter of fiscal 2010, can impact investors’ understanding of the Company’s business results in such periods. Explicit disclosure of these impacts provides meaningful information to investors.